Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE CORPORATION COMMISSION
BUREAU OF FINANCIAL INSTITUTIONS
RICHMOND, VIRGINIA

Written Agreement by and among

CENTRAL VIRGINIA BANCSHARES, INC.
Powhatan, Virginia

CENTRAL VIRGINIA BANK
Powhatan, Virginia

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

and

STATE CORPORATION COMMISSION
BUREAU OF FINANCIAL INSTITUTIONS
Richmond, Virginia

Docket Nos. 10-068 -WA/RB-HC 10-068 -WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Central Virginia Bancshares, Inc., Powhatan, Virginia ("Bancshares"), a registered bank holding company, and its subsidiary bank, Central Virginia Bank, Powhatan, Virginia (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, Bancshares, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank"), and the State Corporation Commission Bureau of Financial Institutions (the "Bureau") have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on June 29, 2010, the boards of directors of Bancshares and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing

Chairman Napier to enter into this Agreement on behalf of Bancshares and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bancshares and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
       NOW, THEREFORE, Bancshares, Bank, the-Reserve Bank, and the Bureau agree as follows:
Source of Strength
1.           The board of directors of Bancshares shall take appropriate steps to fully utilize Bancshares' financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement.
Corporate Governance and Management Review
2.           (a)          Within 30 days of this Agreement, the board of directors of the Bank shall retain an independent consultant acceptable to the Reserve Bank and the Bureau to conduct a review of the effectiveness of Bank's corporate governance, board and management structure (the "Review"), to assess staffing needs, and to prepare a written report of findings and recommendations (the "Report"). The Review shall, at a minimum, address, consider, and include:

(i)
 the qualifications and performance of each of the Bank's senior executive officers to determine whether the individual possesses the ability,  experience, and other qualifications to competently perform present and anticipated duties, including their ability to: adhere to applicable laws and regulations and the Bank's established policies and procedures; restore and maintain the Bank to a safe and sound condition; and comply with the requirements of this Agreement;
(ii)	the identification of present and future management and staffing needs for each area of the Bank, particularly in the areas of loan review and workout, internal audit and credit risk management; and
(iii)
an assessment of the current structure, qualifications, and composition of the board of directors and their committees, and a determination of the structure and composition needed to adequately supervise the affairs of the Bank.

(b)           Within 20 days of the Reserve Bank's and the Bureau's approval of the independent consultant selection, the Bank shall submit an engagement letter to the Reserve Bank and the Bureau for approval. The engagement letter shall require the independent consultant to submit the Report within 45 days of regulatory approval of the engagement letter and to provide a copy of the Report to the Reserve Bank and the Bureau at the same time that it is provided to the Bank's board of directors.
3.          Within 30 days of receipt of the Report required by paragraph 2(b), the Bank's board of directors shall submit a written corporate governance and management plan to the Reserve Bank and the Bureau that fully addresses the findings and recommendations in the Report and describes the specific actions that the board of directors will take in order to strengthen the Bank's management and corporate governance, and to hire, as necessary, additional or replacement directors, officers or staff to properly oversee, manage and operate the

Bank.

Board Oversight
4.           Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
(a)          The actions that the board of directors will take to improve the Bank's condition and maintain effective control over, and supervision of, the Bank's major operations and activities, including but not limited to, credit risk management, loan review, internal audit, processes to mitigate risks associated with credit concentrations, capital, earnings, liquidity, management information reports and systems, and investments;
(b)          the responsibility of the board of directors to monitor management's adherence to approved Bank policies and procedures, and to require management to document exceptions thereto;
(c)          the establishment of measures to ensure Bank staff's adherence to approved policies and procedures; and
(d)          a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank's loan portfolio, adversely classified assets, concentrations of credits, allowance for loan and lease losses ("ALLL"), capital, liquidity, and earnings.

Credit Risk Management
5.         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management and administration practices. The plan shall, at a minimum, address, consider, and include:
(a)          Periodic review and revision of risk exposure limits to address changes in market conditions;
(b)          strategies to minimize credit losses and reduce the level of problem assets;
(c)          stress testing of loan and portfolio segments; and
(d)          procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-01); and
(e)          a schedule and methodology for reducing the level of commercial real estate concentrations, and timeframes for achieving the reduced levels.
Lending and Credit Administration
 6.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written credit administration program that shall, at a minimum, address, consider, and include:
  (a)           Standards for renewing, extending, or modifying existing loans, including, but not limited to, analysis, documentation, and approval requirements;
  (b)           an analysis of any guarantor's repayment sources, global financial condition, income, liquidity, cash flow and contingent liabilities;

(c)          enhancements to the internal loan grading system and other ongoing loan monitoring systems to ensure the timely and accurate identification of individual problem credits and recognition of losses; and
(d)          the development and implementation of appropriate workout plans for problem loans.
Loan Review Program
7.         Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the ongoing review and grading of the Bank's loan portfolio by a qualified independent party. The program shall, at a minimum, address, consider, and include:
(a)          The scope and frequency of loan review;
(b)          standards and criteria for assessing the credit quality of loans;
(c)          application of loan grading standards and criteria to the loan portfolio;
(d)          controls to ensure adherence to the revised loan review and grading standards; and
(e)          written reports to the board of directors, at least monthly, that identify the status of those loans that are nonperforming or adversely graded and the prospects for full collection or strengthening of the quality of any such loans.
Internal Audit
8.         Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable enhanced written internal audit program that shall, at a minimum, provide for:
  (a)            Improved oversight of all aspects of the audit program by the board of directors' audit committee;
(b)          completion, at least annually, of a written, board approved, risk-based audit plan that encompasses all appropriate areas of audit coverage;
(c)          controls to ensure that audits are completed on a timely basis in accordance with the approved audit plan;
(d)       requirements for detailed, comprehensive audit reports and adequate work papers from the independent firm and/or staff;
(e)           timely resolution of audit findings and follow-up reviews to ensure completion of corrective measures; and
(f)           comprehensive tracking and reporting of the status and resolution of audit and examination findings to the audit committee.
Asset Improvement
9.          The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the concurrent reports of examination conducted by the Reserve Bank and the Bureau that commenced on December 7, 2009 (the "Reports of Examination"), or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank's risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank's interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank's interest in obtaining repayment of-the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).
10.          (a)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $750,000, including other real estate owned ("OREO"), that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank's problem loan list, or were adversely classified in the Reports of Examination.
(b)          Within 30 days of the date that any additional loan, relationship, or other asset in excess of $750,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank's position on such loan, relationship, or asset.

     (c)Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.
Allowance for Loan and Lease Losses
11.        (a)Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Reports of Examination that have not been previously collected in full or charged off. The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank and the Bureau.
     (b)Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank's loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank's loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.
            (c)    Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank's revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.
Capital Plan
12.           Within 30 days of this Agreement, Bancshares and the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include:
    (a)            The Bank's current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(b)          the adequacy of the Bank's capital, taking into account the volume of classified credits, its risk profile, the adequacy of the ALLL, current and projected asset growth, and projected earnings;
(c)          the source and availability of additional funds necessary to fulfill the Bank's future capital requirements on a timely basis;
(d)          supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its state or federal regulator; and
(e)          the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancshares serve as a source of strength to the Bank.
13.          Bancshares and the Bank shall notify the Reserve Bank and the Bureau in writing no more than 30 days after the end of any quarter in which any of its capital ratios (total risk- based, Tier 1 risk-based, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, Bancshares and the Bank shall submit an acceptable written plan that details the steps it will take to increase its capital ratios to or above the approved capital plan's minimums.
Liquidity and Funds Management
14.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.
Investment Portfolio Management
15.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written investment policy that shall, at a minimum,

address,
consider, and include:
(a)          A description of acceptable and unacceptable types of investments within the categories of permissible investments;
(b)          periodic review of the credit quality of the investment portfolio;
(c)          enhancement to the pricing and ongoing monitoring of investments;
(d)          procedures to mitigate risk and control loss exposure;
(e)          reporting, review, and approval procedures to and by the board of directors;
(f)          procedures to assess for impairments and to ensure that the Bank's valuation processes and impairment analyses, including recognition of Other Than Temporary Impairment ("OTTI"), are in accordance with generally accepted accounting principles, including FASB Staff Position (FSP) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other Than Temporary Impairments, and regulatory reporting instructions; and
(g)        an independent validation of OTTI.
Earnings Plan and Budget
16.          (a)   Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a written business plan for the remainder of 2010 to improve the Bank's earnings and overall condition. The plan, at a minimum, shall provide for or describe:
(i)           a realistic and comprehensive budget for the remainder of calendar year 2010, including income statement and balance sheet projections; and
(ii)           a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)           During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Bureau with the at least 30 days prior to the beginning of that calendar year.
Dividends and Distributions
17.           (a)          Bancshares and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director"), and the Bureau.
    (b)           Bancshares and its nonbank subsidiary shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.
    (c)           Bancshares and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.
    (d)           All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancshares' capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancshares and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page

4-323), and Section 6.1-56 of the Code of Virginia.
Debt and Stock Redemption
18.          (a)           Bancshares and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
   (b)            Bancshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau. Compliance with Laws and Regulations
19.          (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
   (b)            The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).
Compliance with the Agreement
20.          (a)           Within 10 days of this Agreement, Bancshares' and the Bank's boards of directors shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate Bancshares' and the Bank's compliance with the provisions of this Agreement. The

Compliance Committee shall consist of a majority of outside directors who are not executive officers of Bancshares and the Bank as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). The Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to Bancshares' and the Bank's boards of directors.
(b)          Within 30 days after the end of each calendar quarter following the date of this Agreement, Bancshares and the Bank shall submit to the Reserve Bank and the Bureau joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval and Implementation of Plans and Programs
21.          (a)          The Bank and, as applicable, Bancshares shall submit written plans and programs that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 2, 5, 6, 7, 8, 10(a), 10(b), 11(c), 12, 14 and 15 of this Agreement.   An independent consultant acceptable to the Reserve Bank and the Bureau shall be retained in the time period set forth in paragraph 2(a).
  (b)           Within 10 days of approval by the Reserve Bank and the Bureau, the Bank and, as applicable, Bancshares shall adopt the approved plans and programs. Upon adoption, the Bank and, as applicable, Bancshares shall promptly implement the approved plans and programs, and thereafter fully comply with them.
  (c)           During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

22.           All communications regarding this Agreement shall be sent to:

(a)       Mr. Eugene W. Johnson, Jr.
    Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261

(b)       Mr. John M. Crockett
Deputy Commissioner
State Corporation Commission Bureau of Financial Institutions
P.O. Box 640
Richmond, Virginia 23218

(c)        Mr. James T. Napier
Chairman
Central Virginia Bancshares, Inc.
Central Virginia Bank
2351 Anderson Highway
Powhatan, Virginia 23139

Miscellaneous
23.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Bancshares and the Bank to comply with any provision of this Agreement.
24            The provisions of this Agreement shall be binding upon Bancshares and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
25.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.
26.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau or any other federal or state agency from taking any other action affecting Bancshares and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.
27.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS-WHEREOF, the parties have caused this-Agreement to be executed as of the 30th day of June, 2010.

	CENTRAL VIRGINIA BANCSHARES, INC.		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ James T. Napier	By:	/s/ Eugene W. Johnson, Jr.
	James T. Napier		Eugene W. Johnson, Jr.
	Chairman		Vice President

	CENTRAL VIRGINIA BANK		STATE CORPORATION COMMISSION – BUREAU OF FINANCIAL INSTITUTIONS

By:	/s/ James T. Napier	By:	/s/ John M. Crockett
	James T. Napier		John M. Crockett
	Chairman		Deputy Commissioner